Exhibit 5(f)
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July 20, 2009
Safety First Trust Series 2007-4
c/o Citigroup Funding Inc.
399 Park Avenue
New York, New York 10043
Re: Safety First Trust Series 2007-4
Ladies and Gentlemen:
We have acted as special Delaware counsel for Safety First Trust Series 2007-4, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.
For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:
(a) The Certificate of Trust of the Trust, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on June 21, 2006, as amended by a Certificate of Amendment to Certificate of Trust, as filed with the Secretary of State on October 19, 2007 (collectively, the “Certificate of Trust”);
(b) The Declaration of Trust of the Trust, dated as of June 21, 2006 among Citigroup Funding, Inc., a Delaware corporation (the “Company”), as sponsor, Citigroup, Inc., a Delaware corporation (the “Guarantor”), U.S. Bank Trust National Association, as Delaware Trustee, and Geoffrey S. Richards, John Trohan and Cliff Verron, as Regular Trustees;
(c) The Registration Statement on Form S-3 No. 333-135867 (the “2006 Registration Statement”), including the form of prospectus for the offering of the Trust’s Principal-Protected Trust Certificates (“Trust Certificates”), filed with the Securities and Exchange Commission on July 19, 2006;
(d) The Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 No. 333-154914 (so amended, the “Registration Statement”), including the prospectus (the “Prospectus”) for the market-making offers and sales of all the outstanding Trust Certificates that were previously issued by the Trust, filed with the Securities and Exchange Commission on or about July 20, 2009;
(e) The Amended and Restated Declaration of Trust of the Trust, dated as of November 27, 2007, among the Company, as sponsor, the Guarantor, the Trustees (as defined therein), and the holders, from time to time, of undivided beneficial interests in

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the Trust (including the Form of Trust Certificate attached thereto as Exhibit A-1) (the “Trust Agreement”); and
(f) A Certificate of Good Standing for the Trust, dated July 17, 2009, obtained from the Secretary of State.
Capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.
For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (f) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (f) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.
With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.
For purposes of this opinion, we have assumed (i) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, that the Certificate of Trust is in full force and effect and has not been amended and that the Trust Agreement is in full force and effect and has been executed in the form reviewed by us, (ii) that each of the parties to the documents examined by us (exclusive of the Trust) has been duly created, formed or organized, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, formation or organization, (iii) that each natural person who is a signatory to the documents examined by us has the legal capacity to sign such documents, (iv) that each party (exclusive of the Trust) has the power and authority to execute and deliver, and to perform its obligations under, the documents examined by us, (v) that each party (exclusive of the Trust) has duly authorized, executed and delivered the documents examined by us, (vi) that each Person to whom a Trust Certificate has been issued by the Trust (the “Preferred Security Holders”) has received an appropriate certificate evidencing ownership of such Trust Certificate and has paid for the Trust Certificate acquired by it, in accordance with the Trust Agreement, the underwriting agreement and the terms agreement as contemplated in the 2006 Registration Statement and (vii) that the Trust Certificates have been issued and sold to the Preferred Security Holders in accordance with the Trust Agreement, the underwriting agreement and the terms agreement as contemplated in the 2006 Registration Statement. We have not participated in the preparation of the Registration

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Statement (except for providing this and other opinions) and assume no responsibility for its contents.
This opinion is limited to the laws of the State of Delaware (excluding any tax laws, fraudulent conveyance laws, fraudulent transfer laws and securities laws). We have not considered and express no opinion on the laws of any other jurisdiction, including federal laws. Our opinions are rendered only with respect to Delaware laws that are currently in effect.
Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:
1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act.
2. The Trust Certificates are validly issued, fully paid and non-assessable and represent undivided beneficial interests in the assets of the Trust.
3. The Preferred Security Holders, as beneficial owners of the Trust, are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.
We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.
/s/ Dorsey & Whitney LLP
DORSEY & WHITNEY LLP